LIMITED POWER OF ATTORNEY FOR SEC REPORTING PURPOSES

Know all by these presents, that the undersigned hereby makes, constitutes and appoints each of Neil J. Eckstein and Timothy R. Kraft and any duly appointed Corporate Secretary of The Simply Good Foods Company (the "Company"), with full power of substitution and re-substitution, acting individually, as the undersigned's true and lawful attorney-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

(1) obtain credentials (including codes or passwords) to enable the undersigned to submit and file documents, forms and information required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any rule or regulation of the U.S. Securities and Exchange Commission ("SEC") via the Electronic Data Gathering and Retrieval ("EDGAR") system, including (i) preparing, executing in the undersigned's name and on the undersigned's behalf, and submitting to the SEC a Form ID (and any amendments thereto) or any other documents necessary or appropriate to obtain such credentials and legally binding the undersigned for purpose of the Form ID or such other documents; and (ii) enrolling the undersigned in EDGAR Next or any successor filing system;

(2) act as an account administrator for the undersigned's EDGAR account, including: (i) appointing, removing and replacing account administrators, technical administrators, account users, and delegated entities; (ii) maintaining the security of Filer's EDGAR account, including modification of access codes; (iii) maintaining, modifying and certifying the accuracy of information on the undersigned's EDGAR account dashboard; and (iv) taking any other actions contemplated by Rule 10 of Regulation S-T;

(3) cause the Company to accept a delegation of authority from the undersigned's EDGAR account administrators and authorize the Company's EDGAR account administrators pursuant to that delegated entity designation to appoint, remove or replace users for the undersigned's EDGAR account;

(4) execute for, and on behalf of, the undersigned, in the undersigned's capacity as an officer and/or director of the Company, Forms 3, 4 and 5 relating to the Company in accordance with Section 16(a) of the Exchange Act the rules and regulations promulgated thereunder, and Forms 144 in accordance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act");

(5) seek or obtain, as the undersigned's representative and on the undersigned's behalf, information on transactions in the Company's securities from any third party, including brokers, employee benefit plan administrators and trustees, and the undersigned hereby authorizes any such person to release any such information to any attorney-in-fact and further approves and ratifies any such release of information;

(6) do and perform any and all acts for, and on behalf of, the undersigned that may be necessary or desirable to prepare, complete and execute any such Form 3, 4 or 5, or Forms 144, and any amendments thereto, or other required report and timely file such forms or reports with the SEC, the New York Stock Exchange and any stock exchange or similar authority as considered necessary or advisable under Section 16(a) of the Exchange Act or Rule 144 of the Securities Act; and

(7) take any other action of any type whatsoever in connection with the foregoing that, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of November, 2025.

By: ______________________

Name: Michael L. Clawson

Kamila Y. Shirley

Kamila Y. Shirley
NOTARY PUBLIC
STATE OF COLORADO
NOTARY ID# 20104055376
MY COMMISSION EXPIRES DECEMBER 30, 2026

November 12, 2025